Exhibit 21.1






                              LIST OF SUBSIDIARIES

     Set forth below is a list of all subsidiaries of the Company as of December 31, 1994 the assets and operations of which are included in the Consolidated Financial Statements of Nortek, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

                                                 STATE OF
     NAME OF SUBSIDIARY                        INCORPORATION

Broan Limited                                     Ontario
Broan Mfg. Co., Inc.                              Wisconsin
   Aubrey Manufacturing, Inc.                     Delaware
   Monarch Metal Products Corporation             Illinois
Jensen Industries, Inc.                           Delaware
Linear Corporation                                California
   Linear H.K. Manufacturing Limited              Hong Kong
   We Monitor America Incorporated                Colorado
   Moore-O-Matic, Inc.                            Wisconsin
M & S Systems, Inc.                               Delaware
Nordyne Inc.                                      Delaware
   Commercial Environmental Systems
       Group, Inc.                                Delaware
          Mammoth, Inc.                           Delaware
          Governair Corporation                   Oklahoma
          Temtrol, Inc.                           Oklahoma
Raphael, Ltd.                                     Delaware
Universal-Rundle Corporation                      Delaware